JOINT VENTURE COLLABORATION AGREEMENT
(BETWEEN NANO LABS & THE ET3M GROUP)

This agreement ("JVCA") dated February 28, 2015 between The ET3M Group ("ET3M"), a research group with address at Islas Baleares 110-A, Colonia Lindavista, 37300 Leon, Estado de Guanajuato, Mexico, and Nano Labs Corp. ("Nano Labs") with business address at "The Ford Building" 615 Griswold St, Suite 1715, Detroit, Michigan, United States, 48226, here represented by its Chief Executive Officer, Mr. Bernardo Camacho Chavarria. ET3M and Nano Labs collectively are referenced to herein as the "Parties."

Whereas:

The ET3M Group, a scientific and technological research group presently located in Mexico and formed by Fernando Alejandro Hill Vuilliomenet, Aureliano Horta Zanabria and Alvaro Javier Zorrilla Palomar, all of them Mexican citizens, have been developing during the last thirty years a novel technology consisting of an electronic circuit capable of multiplying, through a process of electronic resonance, the output of any existing standard electric power source. This multiplying process consists, according to the present scientific knowledge, of the harvesting of energy already present in the subatomic quantum fields of all matter, and which is always present, in an almost infinite quantity, in all of the surrounding environment, and its addition to the aforementioned electric power source without requiring of any macroscopic input as fuel to generate or harvest such energy, nor producing any known macroscopic output product or emission other than the additional energy already described.

Nano Labs, a company duly incorporated in the state of Colorado, United States of America ("USA"), interested in bringing forward into the market breakthrough technologies, has witnessed the reality and effectiveness of the results proclaimed by ET3M when its aforementioned technology has been applied in electronic circuits capable of generating remarkable power-savings when connected to industrial electric induction motors, owned and used at industrial plants on a continuous basis by large international corporations.

Both ET3M and Nano Labs have entered into commercial discussions and have agreed upon the great business potential which exists in the commercialization of such energy-multiplying electronic circuits and/or of the excess energy obtained through their use.

Both ET3M and Nano Labs agree that ET3M should develop an energy-multiplying circuit which would be specifically and exclusively applied to distributed power multiplication within the centralized power generation systems market.

Both ET3M and Nano Labs agree that such technology development, its manufacture and its commercialization should be entirely funded by Nano Labs, and that the instrument to carry out such endeavours (technological development, certification, funding and commercialization of the product) should be a joint venture arrangement in the form of a USA partnership, limited liability company or

e-corporation to be determined by mutual agreement ("JVC") owned in equal proportions by ET3M and Nano Labs.

Now therefore, in consideration of the aforementioned statements, both parties have reached the following

Agreements

1) The Parties wish to establish a JVC for the purpose of setting out the scope and moving it forward in the fields of technology development, manufacturing, distribution and marketing of the aforementioned technology which is fully owned by ET3M, commencing in the USA and Canada markets.
2) The "Business Opportunity" to be addressed by the JVC will be the design, development, testing, certification, manufacture and commercialization, exclusively for the USA and Canada markets, of the aforementioned power-multiplication circuits and/or of the additional energy generated through their use, specifically and exclusively in the application for distributed power multiplication within the centralized power generation systems market. All applications of the aforementioned technology, except for the one already mentioned above in this article, are not included in the JVCA, and therefore should not be considered in any way whatsoever by any of the Parties as part of this JVCA. The same situation holds for all other fields of use in relation to the aforementioned application and Business Opportunity. This JVCA does not cover nor holds legal value regarding the Business Opportunity in all other market territories outside of those of the USA and Canada, and therefore any and all other territories should not be considered in any way whatsoever by any of the Parties as part of this JVCA.
3) In the manner set out in this JVCA, the Parties have agreed that their relations as partners, members or shareholders in the JVC shall be governed by the terms of this JVCA. This JVCA sets out the groundwork with a comprehensive legal and corporate governance framework to effectuate the Business Opportunity considering that the Parties shall take appropriate steps to arrange for the formation of the JVC in the USA. Each party shall act in good faith towards the other in order to promote the JVC's success. The Parties confirm their intention to consult fully on all matters materially affecting the development of the Business Opportunity.
4) The purpose of the JVC will be:

   4.1. To exploit market opportunities in the USA and Canada for the product(s) and/or additional energy generated based on the technology owned by ET3M and provide fulfillment funding through Nano Labs to design, scale-up, test, miniaturize, obtain certifications, construct, assemble, produce and market novel electronic circuits for the harvest and use of energy present in the surrounding environment, specifically and exclusively in its application for distributed power multiplication within the centralized power generation systems market as a first stage, and/or of the surplus energy created by means of such circuits, obtaining funding through Nano Labs until all such activities can be continued by the JVC through self-sustainable means such as the revenue obtained from the sales of the results of such activities.

   4.2. To establish formally a JVC entity for operational and funding requirements of the business, the former requirements covered by ET3M and the latter by Nano Labs, and commitment of the corresponding technology to be provided by ET3M, whereby Nano Labs and ET3M be able to exploit market opportunities in the particular territory of USA and Canada as initial commercialization stage.

4.3. It is here understood that the JVC will develop, enhance and establish a development, manufacturing, marketing and sales platform for the ET3M products and technologies exclusively in the aforementioned applications for the purpose of business development.

4.4. To formally create a JVC entity, between ET3M and Nano Labs, which will ultimately be judged by the results it generates and the marked improvement in profitability of both Parties involved.

4.5. To entirely fund in all its activities by Nano Labs, as required by the JVC to carry out, whether by itself or through one or more subsidiaries of same, the activities involved in implementing the Business Opportunity.

5. ESTABLISHMENT OF JVC AND TERM

5.1 Nano Labs will be responsible to initiate appropriate steps to arrange for the formation of the JVC, but each party shall use all reasonable efforts to ensure the establishment of the JVC as soon as possible and shall notify the other promptly of any difficulties encountered.

5.2 The business shall be conducted in the best interests of the JVC and in accordance with the "Initial Business Plan" that will be made and approved between the parties during the forty (40) working days immediately following the effective date of signature of this agreement and will be updated, if the Parties find it necessary, at least on a quarterly basis. The principal place of business where the operations of the JVC shall be carried out will be Detroit, Michigan, USA.

5.3 The Parties shall cause the JVC to be incorporated with the following characteristics:

5.3.1 The JVC shall be formed in the territory of the State of Nevada, USA as a private USA partnership, limited liability company or c-corporation; the nature of this company will be defined by the Parties after consultation with tax experts in order to establish the most convenient structure for both Parties involved.

5.3.2 The proposed name of the JVC shall be, tentatively, "B3 Labs", although the final say will fall in the hands of the pertinent authorities.

5.4 The Parties shall cause the following ancillary contracts to be entered into, namely:

5.4.1 The technology or licence agreement (in a form to be agreed upon by the Parties) between ET3M and the JVC for the provision of the technology rights regarding aforementioned products to the particular territory involved.

5.4.2 The manufacturing contract (in a form to be agreed upon by the Parties and only if required) between exclusive manufacturers and the JVC for the exclusive manufacturing and/or assembly of some part(s) or the final product(s).

5.4.3 The trademark licence contract (in a form to be agreed upon by the Parties) between ET3M and the JVC for licensing of the use of the ET3M products trademarks, only if required.

5.4.4 The term of the Joint Venture shall be for 10 (ten) years, automatically extendable for an additional period of 5 (five) years unless one Party gives the other a notice of non-extension not less than 180 (one hundred eighty) days prior to the expiration of the then current term.

5.4.5 Assignment agreements by JVC and JVCMex (defined below) of intellectual property rights.

6 STAKEHOLDERS AND PARTIES TO THE AGREEMENTS

6.1 The stakeholders of the JVC include:

A. Nano Labs Corp.
B. Fernando Alejandro Hill Vuilliomenet, Aureliano Horta Zanabria and Alvaro Javier Zorrilla Palomar "who will be participating through a Mexican entity to be formed by them as soon as practicable following the execution of this Agreement (said entity shall then for all purposes of this Agreement become "ET3M")."

6.2 ET3M will be 50% equity owner of the JVC and Nano Labs will own also 50% equity of the JVC.

6.3 It is also agreed that once ET3M has been formed, it shall be the counter Party to Nano Labs under this Agreement and all other related agreements and that the aforementioned individuals shall not be considered to be direct contracting parties to this Agreement and shall have no personal liability hereunder.

7 CAPITAL AND FURTHER FINANCE

7.1 The JVC shall, in accordance with Article 4, will have an issued "Share Capital" (said term or the word "Shares" being used herein to reflect ownership interests regardless of the JVC's ultimate legal structure) in an amount to be agreed upon by both parties, one half of which will be owned by ET3M and the other half owned by Nano Labs.

7.2 The share capital of the JVC may from time to time be increased by such sum as shall be mutually agreed but so that in any event, unless otherwise agreed, the increased share capital of the JVC shall be held in the proportions of 50% by the individual members of the ET3M Group and 50% by Nano Labs Corp.

8 DIRECTORS AND MANAGEMENT

8.1 The business and affairs of the JVC shall (subject to the Reserved Matters referred to in Article 9) be managed by a "Board of Directors" (said term and the use of the term "Director(s)" being used herein to describe the governing body of the JVC regardless of its ultimate legal structure). The Board shall consist of four (4) persons of which:

8.1.1 ET3M shall be entitled to appoint and maintain in office two (2) Directors ("ET3M Directors") and in the event of death or resignation of an ET3M Director, or in the case the Board of Directors removes any ET3M Director so appointed from office, ET3M shall be entitled to appoint another ET3M Director in the place of the ET3M Director so removed; and

8.1.2 Nano Labs Corp shall be entitled to appoint and maintain in office two (2) directors ("Nano Labs Directors") and in the event of death or resignation of a Nano Labs Director, or if the board of directors removes any Nano Labs Director from office, Nano Labs shall be entitled to appoint another Nano Labs Director in the place of the Nano Labs Director so removed).

8.1.3 The removal of any ET3M Director or any Nano Labs Director by the Board of Directors will require a minimum of three (3) votes by the Board of Directors in favour of such removal; provided however that such Party shall have the right, unilaterally to remove the Directors appointed by such Party.

9 RESERVED MATTERS

The following matters ("Reserved Matters") shall require the prior written approval of both Parties:

9.1 Any issue of Shares (or securities convertible into Shares) of the JVC other than an issue of Shares to ET3M and Nano Labs in equal proportions as specified in Article 6.2;

9.2 Any alteration to the governing documents of the JVC;

9.3 Any sale of the whole or any substantial part of the JVC;

9.4 Any borrowing by the JVC that would result in the aggregate borrowings of the JVC being in excess of $100,000 (one hundred thousand Dollars, 00/100 US Currency) or such other amount as the Parties shall from time to time determine;

9.5 Approval of the annual budget and operating plan of the JVC;

9.6 Any expansion of the marketing territory of the JVC beyond USA and Canada or any development of the product line of the JVC beyond the initial and aforementioned technology application (excluding improvements or enhancements of such from time to time);

9.7 Any major reorganization affecting the JVC, including the formation of any subsidiary of the JVC;

9.8 Any contract or commitment by the JVC having a value or likely to involve expenditure by the JVC in excess of $100,000 (one hundred thousand Dollars, 00/100 US Currency (or such other limit as the Parties shall from time to time agree);

9.9 The appointment (or removal) and the terms of reference of the chief executive and the appointment (or removal) of any employee whose monthly remuneration is in excess of $5,000.00 (five thousand Dollars, 00/100 US Currency) or its equivalent in any other currency in accordance with the open/free currency exchange market which exists in the country where this monthly remuneration has taken place or will take place, or such other amount as the Parties shall from time to time agree;

9.10 The appointment (or removal) of the auditors of the JVC or any significant change in the accounting policies of the JVC;

9.11 Any change for a particular year in the dividend or distribution policy specified in Article 11;

9.12 The commencement, settlement or abandonment of litigation or admission of liability by the JVC.

9.13 Filing by the JVC for receivership, reorganization or liquidation under any insolvency laws or any similar action.

Approval for the purposes of Article 9 may be given:

9.14 In the case of items specified in Articles 9.1, 9.2 and 9.3, by both Parties either in writing or by unanimous resolution at a general meeting of the Parties or by written resolution;

9.15 In the case of the remaining Reserved Matters, by majority agreement of the Directors either by written resolution or by unanimous resolution at a meeting of the Board.

9.16 The provisions of Article 9 shall apply equally to any matters undertaken by a subsidiary of the JVC as if references therein to "the JVC" included, where appropriate, any such subsidiary.

10 ADDITIONAL CONTRIBUTIONS OF THE PARTIES

In addition to the contributions to the JVC by each of the parties already described in previous paragraphs, it is intended that each party will contribute additional particular resources, knowledge, skills or services to assist the establishment and success of the JVC. The general responsibilities of each party are set out in this Article.

10.1 The general additional contributions of ET3M towards the JVC shall be:

10.1.1 ET3M has committed to license to the JVC some technology property rights, covering the USA and Canada, related specifically and exclusively to the aforementioned technology application with the intention of strictly providing the JVC legal certainty about the industrial property involved in the partnership. ET3M will provide technical assistance (including through the provision of training) in the fields of the technology related on reasonable terms to be agreed with the JVC through the Board of Directors.

10.1.2 ET3M will assist the JVC for the development of the business, including non-financial collaboration to obtain:

- Country/Federal/State/Provincial Product Registration numbers
- Efficacy UL and ASTM Testing and Qualification(s) (i.e., through Universities, 3rd party labs et al, tech / in-house management, consultants, etc.)
- Product(s) Summary and Details
- Competitive Industry Review and Product(s) Review
- Product Pricing Structure
- Marketing Strategy and Structure
- Sales Strategy and Structure
- Additional assistance that may be required from time to time.
- Manufacturing advice to produce/connect samples and address initial "Purchasing Orders"

10.1.3 ET3M will assist Nano Labs and the JVC in designing and building a marketing and sales team for the USA and Canada markets.

10.1.4 ET3M will make available to the JVC the information required to develop the business of guaranteeing production and supply of product(s).

10.1.5 ET3M will handle management and manufacturing personnel necessary to address initial sales and manufacturing of the JVC.

10.2 The general additional contributions of Nano Labs towards the JVC shall be:

10.2.1 Nano Labs has committed to obtain and supply initially to the JVC with all the required direct and indirect funding up to approximately $1,200,000.00 (one million and two hundred thousand dollars 00/100, U.S. Currency) to carry out the JVC business in all its activities and acquisition of necessary assets, until the JVC becomes self-sustainable as a business entity.

10.2.2 It is anticipated that the JVC will require, before the JVC becomes self-sustaining as a business entity, additional funding to that mentioned in the previous paragraph in order to complete its technical and/or manufacturing and/or commercializing activities carried out under the responsibility of ET3M and Nano Labs. In such case(s) both Parties agree to jointly consult and agree upon the amounts(s) of additional funding required, the timing of same, and the specific fields/activities to which such additional funding will be allocated, as well as the means through which such additional funds shall be obtained and provided by Nano Labs. In the event Parties are unable to agree upon the foregoing and/or in the event Nano Labs fails to obtain or provide such funding once agreed, and ET3M believes that the absence of such additional funding by Nano Labs on a timely basis has the potential to put in jeopardy the viability, continuation and/or eventual self-sustainability of the JVC, ET3M shall have the right, but not the obligation, to invoke Article 16 of this JVCA in order to attempt to resolve the funding issues in dispute. Failing a resolution, within 90 days of notifying Nano Labs of its intent to invoke said Article 16, ET3M shall have the right to terminate the JVC and, without prejudicing its other rights under this Agreement or at law or in equity, pursue the actions described in Articles 13.1.9, 16.4 and 16.5 of this JVCA.

10.2.3 Nano Labs will lead the efforts to invigorate the market for the ET3M products specifically and exclusively involved in this JVCA through efforts in marketing, business development and sales programs.

10.2.4 The JVC will lead the entire process from consultation and design to the delivery of the final business development team.

10.2.5 The JVC will identify and develop novel products exclusively within the scope of the aforementioned applications that may generate new source revenue and lead introducing them to the market, should both Parties agree that such novel products would enhance in the short term the competitiveness and market position of the JVC.

10.2.6 Nano Labs will provide fulfilment funding and marketing and sales platform for the aforementioned applications and related novel products as the development, manufacturing and sales of these are approved by both Parties.

10.2.7 Nano Labs will provide advance funding to execute:

a. Fulfillment and all expenses related to contracts for the agreed upon commercialization territories and worldwide patent filings, including all attorney and other related fees.

b. Sampling and testing and all other activities related to product certification which might be necessary.
c. Laboratory quality control testing and related documentation.
d. Availability for finished product in agreed upon format to be agreed upon by the Parties (FOB agreed upon site).
e. Any and all relevant staffing and the hiring of consultants, which might be required.

10.2.8 Nano Labs will use its contacts, knowledge and distribution network in the particular territory to assist the promotion of the JVC's products.

10.2.9 Nano Labs will assist in the recruitment of local staff, facilities and resources for the operations of the JVC.

10.3 Each party will use all reasonable efforts to provide its contribution to promote the success of the JVC. Each party shall provide its contribution towards the JVC using all such diligence and skill as is reasonable in the circumstances.

11. DIVIDEND/DISTRIBUTIONS POLICY

11.1 Regarding dividends/distributions, the Parties agree that the JVC shall reinvest at least during the first two years of existence all profits and after this period the JVC shall distribute on an equal basis by way of dividend/distribution not less than twenty (20) % of the audited after tax net profit in relation to each financial year.

11.2 Regarding tax items, taxable income and tax losses from the JVC shall be treated as allowed by the tax laws in force at the time applicable to the JVC.

12. TRANSFER OF SHARES

12.1 Unless it is a transfer made with the prior written consent of the other party, neither ET3M nor Nano Labs shall sell, transfer, pledge, charge, dispose of or otherwise deal with any right or interest in any of its shares in the JVC (including the grant of any option over or in respect of any shares).

12.2 Consent shall not unreasonably be withheld for a transfer by a Party to a member of its own group. Each of ET3M and Nano Labs, respectively, undertakes to procure that, if any member of its group which holds shares in the JVC ceases at any time to be a wholly owned subsidiary of that party, that subsidiary shall first transfer beneficially all its shares in the JVC back to the relevant party (or another member of its group with the consent of the other Party which shall not be withheld unreasonably).

12.3 No transfer of shares of the JVC shall in any event be registered or become effective unless the transferee shall first have entered into a contract undertaking to be bound by this Agreement (including this Article 12) to the same extent as the transferor would have been bound had the transfer not been effected.

13. OWNERSHIP OF THE TECHNOLOGY/INTELLECTUAL PROPERTY

13.1 The technology/intellectual property rights of the technology involved in this JVCA, as well as any additions/improvements to such which might be carried out in the future, whether by ET3M or by the JVC, belong and will permanently be owned by ET3M. Due to the special nature of the ET3M-owned technology involved in this JVCA, which allows it to be used/adapted for several different commercial applications, and taking into consideration that, in accordance with Article 2 of this Agreement the technology involved in this JVC refers exclusively to its application for distributed power multiplication within the centralized power generation systems market, it is agreed by both Parties involved that:

13.1.1) The technology/intellectual property rights/patents involved in this JVCA, as well as any future developments of such, i.e. additions, improvements, etc., whether carried out by ET3M or the JVC or JVCMex (defined below) will at all times belong and be assigned in full to ET3M.

13.1.2) The technology/intellectual property rights related to the technology implicit in those parts of the circuits which ET3M shall supply the JVC or any of its subsidiaries in order for the JVC or its subsidiaries to build/assemble the final product(s) will at all times belong and be owned in full to ET3M.

13.1.3) Among the activities to be carried out by the JVC , after the execution by both Parties of this JVCA, will be to define, develop and carry forward the best strategy in order to protect, on a worldwide basis, the aforementioned technology and the intellectual property rights described in the previous paragraphs.

13.1.4) This strategy, mentioned in the above article 13.1.3) of this JVCA, may include ET3M keeping a significant amount of its technical information as trade secret(s), while supplying the JVC, exclusively for its marketing in the USA and Canada markets, as already described in article 2 of this JVCA, with the related microcircuits (which will be manufactured solely by ET3M, and which are necessary for the construction of the final electronic circuit products by the JVC, which would be carried out in Mexico).

13.1.5) Even though the costs related to patent filing and other activities related to the protection of intellectual property rights, attorneys, consultants, etc., will be fully covered by the JVC, as described in Article 10.2.7) of this JVCA, the sole owner of such patents will be ET3M, who will carry out the necessary transfer of certain intellectual rights to the JVC, strictly as needed so that the JVC may build/assemble and sell such circuits exclusively for the USA and Canada markets, as described in article 4.2 of this JVCA.

13.1.6) A Mexican subsidiary of the JVC will be created, referred to in this Agreement as "JVCMex", where the activities of process and product design and development, scale-up, in-house and out-house testing and certifications, partial or total manufacturing, etc., will be carried out, all lead by personnel supplied by ET3M, the full expenses of which will be totally covered by the JVC (and which include but are not limited to salaries, rentals, assets, consumables, travel and all related expenses, etc.).

13.1.7) All intellectual property rights of any and all technical developments carried out after the date of execution of the present JVCA, whether to be legally protected or kept as trade

secrets, and corresponding to the results of additional research and development, whether carried out by the JVC or any of its subsidiaries or by ET3M, will belong to and be owned by in full and exclusively ET3M, under equal terms to those applied to the existent technology related to the present JVCA.

13.1.8) Since the idea governing this JVCA is to start with the USA and Canadian markets and then, should both Parties agree, expand to other markets, the JVC will fully cover the costs of any and all worldwide intellectual property and rights protection instruments for the specific applications agreed upon in this JVCA, as well as any other application/technology which might be technically related to such and which, if left unprotected, might put in jeopardy the exclusivity of the technology used by the JVC in the application described for this JVCA. This covering of costs of intellectual rights protection will extend in the same manner to other applications which the Parties might agree to produce and commercialize in the future.

13.1.9) In the case of winding-up, termination or liquidation of the JVC, as described in article 16) of this JVCA, the license and/or transfer of some technology property rights by ET3M to the JVC as described in article 5.4.1 of this JVCA, will be automatically and immediately cancelled, and all such rights will remain in full and exclusively in the hands of ET3M. Both Parties agree that one of the main activities during such winding-up, termination or liquidation of the JVC will be the return to ET3M by the JVC and all of its subsidiaries of all technical information and documentation, whether in paper, electronic form or physical electronic circuitry or parts thereof, including developed software and/or hardware, and either explicit or implicit in certain instruments used in development, and/or testing and manufacturing, which might be at the time in their possession, keeping no copies of such in any manner whatsoever.

14. CONFIDENTIALITY

14.1 The Parties expressly agree that this Agreement and all negotiations pertaining to this matter shall be made known to the public on an acceptable time, and shall be made known within their respective organizations. However, all planned release of specific technical information related to the technology and applications involved in this Project will require previous Review and Approval for Public Release duly signed by ET3M and Nano Labs.

14.2 Each of the Parties shall at all times use all reasonable efforts to keep confidential (and to ensure that its employees and agents keep confidential) all commercial and technical information which it may have acquired or hereinafter may acquire (i) in relation to the JVC or (ii) in relation to the clients, business or affairs of the other party (or any member of its respective group). Neither party shall use or disclose any such information except with the consent of the other party or, in the case of information relating to the JVC, in the ordinary course of advancing the JVC's business. The restriction in this Article 12.1 shall not apply to any information that is:

a) Publicly available through no fault of that party,
b) Already in the possession of that party prior to its disclosure to such party without any obligation of confidentiality; or

c) Required to be disclosed by that party pursuant to any law, stock exchange regulation or binding judgment, order or requirement of any court or other competent authority.

14.3 Each party shall use all its respective powers to ensure (so far as it is able) that the JVC and its officers, employees and agents observe a similar obligation of confidentiality in favour of the Parties to this Agreement.

14.4 The provisions of this Article 14 shall survive any termination of this Agreement.

15. RESTRICTIONS ON THE PARTIES

15.1 Neither ET3M nor Nano Labs nor any member of its respective group shall (directly or indirectly or solely or jointly with any other person, firm or company) carry on or be engaged in any Competing Business (defined below) in the USA or Canada during the period of this Agreement.

15.2 Since ET3M is the only and exclusive owner of the technology from which the application related to this JVCA is to be developed, and described in Article 13) of this JVCA, ET3M will be entitled to make use of such technology for the development and commercialization of applications other than the one specifically related to this JVCA and covering the same territory as that described in this JVCA, as long as such different application does not compete, whether directly or indirectly, with the business involved in this JVCA, and, without limitation, be entitled to reach similar agreements to the present one, covering the same application as that involved in this JVCA, with other parties, as long as such agreements cover territories other than those involved in this JVCA. In this latter case, of ET3M wishing to commercially exploit the same application as in this JVCA but in other territories, ET3M shall make a written offer to Nano Labs, which will remain valid during a period of ninety (90) days following the date of acknowledged receipt by Nano Labs of such written offer, to become a sole or additional partner, member or shareholder in such Joint Venture(s) for manufacturing and commercially exploiting this same application in other territories, with the sole exception of Mexico. Regarding the Mexican territory, ET3M will hold at all times the right to manufacture and commercially exploit the application related to this JVCA by itself or in association with third parties unrelated to Nano Labs, and Nano Labs will hold no right of first refusal as described above, when the territory involved is Mexico. Should ET3M receive, during the 90 day period mentioned above, either no response, or a negative response, from Nano Labs regarding the aforementioned offer to become a sole or additional partner, member or shareholder in such Joint Venture(s), then ET3M will be entitled to move forward by itself or in association with third parties and manufacture and commercially exploit the application related to this JVCA in such other territories as described in the aforementioned offer.

15.3 For this purpose: "Competing Business" means product sales regarding electronic circuits for the harvest/extraction and use of energy from the surrounding environment, and/or sales of the additional energy harvested through the use of such electronic circuits, specifically and exclusively in its application for distributed power multiplication within the centralized power generation systems market and any other product or technology that could directly or indirectly compete with the products and technologies committed by ET3M in exclusivity.

15.4 During the period of this Agreement and for one (1) year after its termination, neither party shall solicit, employ or entice away any employee of the other Party engaged in any managerial or technical capacity in relation to the operations of the JVC, except when such employee worked for such Party before the date of signature of the present JVCA, or otherwise with the prior written consent of the Party that employed such employee.

16. DEADLOCK OR TERMINATION

16.1 In the event of a deadlock, breakdown or other circumstances in which a party wishes to terminate or substantially change the structure of the JVC, the matter shall be referred to the respective chairmen/chief executives of the Parties who shall seek to resolve the matter on an amicable basis.

16.2 If the matter cannot be resolved promptly between the chairmen/chief executives, both parties agree to name, by mutual consent, a third-party non-binding mediator, who shall assist both parties in their search for a solution of the matter in dispute.

16.3 If the matter cannot be settled by agreement in such discussions, then either party may give written notice to its counterpart that it seeks formally to resolve the situation within 90 days. The Parties shall continue to negotiate in good faith with a view to resolving the matter including by one of the following methods:

a) The purchase by the JVC of the disaffected party's shares on terms acceptable to the Parties (provided that the purchase by the JVC can lawfully be made and is financially practicable).
b) The purchase by the other party of the disaffected party's Shares in the JVC (or the sale of that party's shares to one or more third Parties).
c) The sale of the whole of the issued share capital of the JVC to a third party, or
d) Winding up of the JVC.

16.4 If no such method of settling the dispute has been agreed within ninety (90) days after the notice is given under Article 16.3, a disaffected party may serve written notice to its counterpart requiring the JVC to be wound-up. No notice requiring the winding up of the JVC may, however, be served by either party within the initial two (2) year period after the establishment of the JVC. This two year restriction, however, will not be valid, should Nano Labs specifically fail, during any given period of ninety (90) days during the aforementioned initial period of two (2) years after the establishment of the JVC, to supply the JVC with the funds necessary for its operation and agreed upon in general in Article 10.2 of this JVCA and in particular in the yearly budget agreed upon by the Parties, and which will be subject to at least quarterly updates, within the first forty (40) days after the signature of this JVCA pursuant to Article 5.2 of same.

16.5 Upon or as soon as practicable after notice under Article 16.4 of this Agreement, the Parties shall use their respective powers and votes to cause the JVC to be placed in liquidation.

The Parties shall cooperate to ensure that all existing agreements entered into by the JVC prior to such winding up shall be duly completed subject to such arrangements as the Parties may mutually agree. The Parties shall endeavour to agree an appropriate allocation and distribution of the assets of the JVC. With regard to any intellectual property licensed/transferred by ET3M to the JVC, such license/transfer will become automatically transferred back to ET3M as described in Article 13.1.9 of this JVCA, prior to any such winding up.

17. SUPREMACY OF THIS CONTRACT

17.1 The parties shall each use its respective powers (including its votes in the JVC) and all other means at its disposal to ensure that this Agreement is duly observed and performed.

17.2 The Parties shall endeavour to ensure that the governing documents of the JVC are consistent with the terms of this Agreement. Unless otherwise explicitly provided in such governing document(s), if there is any conflict between this Agreement and the governing documents of the JVC, this Agreement shall prevail as between the Parties and they shall make such changes to the governing documents of the JVC as shall be necessary to give effect to this Agreement.

18. FORCE MAJEURE

18.1 "Force majeure" means war, emergency, accident, fire, earthquake, flood, storm, industrial strike or other impediment which the affected party proves was beyond its control and that it could not reasonably be expected to have taken the impediment into account at the time of the conclusion of this Agreement or to have avoided or overcome it or its consequences.

18.2 A party affected by force majeure shall not be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or the non-performance, of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any force majeure of which it has notified the other party in accordance with Article 18.3. The time for performance of that obligation shall be extended accordingly, subject to Article 18.4.

18.3 If any force majeure occurs in relation to either party which affects or is likely to affect the performance of any of its obligations under this Agreement, it shall within a reasonable time notify the other party as to the nature of the circumstances in question and their effect on its ability to perform.

18.4 If the performance by either party of any of its obligations under this Agreement is prevented or delayed by force majeure for a continuous period in excess of three (3) months, the other party shall be entitled to terminate this Agreement by giving written notice to the Party affected by the force majeure.

19. COSTS

19.1 The costs of preparation, revision by attorneys at law, execution and performance of this Agreement, and incidental to, the incorporation of the JVC shall be borne and paid (unless otherwise agreed and specified) by the JVC through funding provided to the JVC by Nano Labs.

20. NO PARTNERSHIP OR AGENCY

20.1 Nothing in this Agreement shall (i) be deemed to constitute a partnership in law between the Parties, (ii) constitute either party the agent of the other for any purpose or (iii) entitle either party to commit or bind the other (or any member of its respective group) in any manner.

21. ASSIGNMENT AND SUBCONTRACTING

21.1 This Agreement is personal to the Parties and neither party shall without the prior written approval of the other:

a) Assign, mortgage, charge or otherwise transfer or deal in, or create any trust over, any of its rights; or
b) Subcontract or otherwise delegate the whole or any part of its rights or obligations under this Agreement to another person.

22. NOTICES

22.1 Any notice under this Agreement shall be in writing (which may include e-mail) and may be served by leaving it or sending it to the address of the other party as specified in this Article below, in a manner that ensures receipt of the notice can be proved.

22.2 For the purposes of this Article, notification details are the following, unless other details have been duly notified in accordance with this Article:

ET3M: Islas Baleares 110 A, Colonia Lindavista, 37300 Leon, Estado de Guanajuato, Mexico.

Nano Labs: "The Ford Building" 615 Griswold St, Suite 1715, Detroit, Michigan, United States, 48226.

23. ENTIRE AGREEMENT

23.1 This Agreement sets out the entire agreement between the Parties with respect to the JVC. Neither party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other party that is not expressly set out or referred to in this Agreement. This Article shall not exclude any liability for fraudulent misrepresentation.

23.2 This Agreement may not be varied except by agreement in writing between the Parties.

24. EFFECT OF INVALID OR UNENFORCEABLE PROVISIONS.

24.1 If any provision of this Agreement is held by any court or other competent authority to be invalid or unenforceable in whole or in part, this Agreement shall continue to be valid as to its other provisions and the remainder of the affected

provision, unless it can be concluded from the circumstances that (in the absence of the provision found to be null and void) the Parties would not have concluded this Agreement. The Parties shall use all reasonable efforts to replace all provisions found to be null and void by provisions that are valid under the applicable law and come closest to their original intention.

25. DISCLOSURE STATEMENT.

25.1 ET3M agrees to allow Nano Labs Corp to file an 8K disclosure statement and News Release informing the SEC of the Collaboration Agreement to comply with the US Securities exchange commission reporting requirement, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as long as the information so disclosed complies with the restrictions described in Article 11 of the present document.

Recognized, agreed and signed by the parties as of this 28th day of February, 2015.

The ET3M Group.

Per: ______________________
Name: Fernando Alejandro Hill Vuilliomenet

Per: ______________________
Name: Aureliano Horta Zanabria

Per: ______________________
Name: Alvaro Javier Zorrilla Palomar

Nano Labs Corp

Per: ______________________
Name: Bernardo Camacho Chavarria